April 25, 2001


Board of Directors
The Union Central Life
   Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, Ohio  45240


Re: Carillon Life Account

Ladies and Gentlemen:

     We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 9 to the Registration Statement on
Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.




                             Very truly yours,

                             SUTHERLAND ASBILL & BRENNAN LLP


                             By:  /s/ Kimberly J. Smith

                             Kimberly J. Smith